Exhibit 10.4

August 5, 2021

EQRx, Inc.

50 Hampshire St
Cambridge, MA 02139
Attention: Chief Financial Officer

Re: Stockholder Voting and Support Agreement

Ladies and Gentlemen:

This letter (this “Support Agreement”) is being delivered by each of the stockholders (each such stockholders, the “Stockholder”), of EQRx, Inc., a Delaware corporation (the “Company”) listed on the signature pages attached hereto to the Company and CM Life Sciences III Inc. a Delaware corporation (the “Parent”), in accordance with that Agreement and Plan of Merger dated as of the date hereof, by and among the Company, Parent and Clover III Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (“Merger Sub”) (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used herein, the term “Section” shall, unless otherwise specified, refer to the specified Section of this Support Agreement.

The Stockholder is currently the record owner of the shares of Company Preferred Stock and Company Common Stock (the “Stockholder Shares”) set forth on such Stockholder’s signature page hereto, and together with the Stockholder Shares held by the other Stockholders party to this Support Agreement, such shares represent the voting power of the Company’s security holders necessary to approve the Transactions.

In order to induce the Parent to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees with the Parent and the Company as follows:

1.	Voting Agreements. The Stockholder, in its capacity as a stockholder of the Company, covenants and agrees that, at any meeting of the Company’s stockholders related to the transactions contemplated by the Merger Agreement (the “Transactions”), whether annual or special and whether or not an adjourned or postponed meeting, and however called, and in connection with any written consent of the Company’s stockholders related to the Transactions (all such meetings or consents collectively referred to herein as the “Meeting”), the Stockholder shall:

a.	when the Meeting is held, appear at the Meeting or otherwise cause the Stockholder Shares to be counted as present thereat for the purpose of establishing a quorum;

b.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder Shares in favor of each of the proposals relating to the Transactions, the Merger, the payment of the Closing Merger Consideration in accordance with the Merger Agreement, the payment of the Earn-Out Shares in accordance with the Agreement, and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the Transactions;

c.	authorize and approve the Merger to the extent the approval of any of the Company’s stockholders is required or applicable pursuant to the Company’s Third Amended and Restated Certificate of Incorporation, as amended from time to time (the “Company Charter”);

d.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder Shares against any action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement, or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Support Agreement; and

e.	in any other circumstances upon which a consent or other approval is required under the Company’s Organizational Documents or the Company Financing Agreements (as defined below) or otherwise sought with respect to the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Stockholder Shares held at such time in favor thereof.

2.	No Challenge. The Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Parent, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

3.	Section 144 of DGCL. The Stockholder agrees that it has (i) been made aware of all material facts with respect Eli Casdin’s interest in the Transactions as a director in each of the Company and Parent and (ii) will acknowledge the forgoing in connection with its performance of its obligations under Section 1 hereof, in accordance with Section 144 of the Delaware General Corporation Law.

4.	Closing Date Deliverables. The Stockholder will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Amended and Restated Registration Rights Agreement substantially in the form attached as Exhibit E to the Merger Agreement.

5.	Waiver. The Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenter’s rights and any similar rights relating to the Merger Agreement and the consummation by the parties of the transactions contemplated thereby, including the Merger, that such Stockholder may have under applicable law (including Section 262 of the Delaware General Corporation Law or otherwise).

6.	Termination of Company Financing Agreements, Related Agreements. The Stockholder, by this Agreement with respect to its Stockholder Shares, severally and not jointly, hereby agrees to terminate, subject to the Closing and effective as of the Effective Time, (a) all Affiliate agreements to which such Stockholder is party that are set forth on Exhibit A attached hereto, if applicable to such Stockholder (the “Company Financing Agreements”); (b) any management rights or side letters between the Company and such Stockholder, including (but not limited to) those letter agreements set forth on Exhibit A attached hereto; and (c) any rights under any letter or agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (clauses (a) through (c), collectively, the “Terminating Rights”) between such Stockholder and the Company, but excluding, (i) for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any Subsidiary thereof, which shall survive the Closing in accordance with their terms, and (ii) any indemnification, advancement of expenses and exculpation rights of any Stockholder or any of its Affiliates set forth in the foregoing documents, which shall survive the Closing in accordance with their terms; provided that all Terminating Rights between the Company and any other holder of Company Capital Stock shall also terminate at such time.

7.	Stop Transfers; Certificates. The Stockholder agrees it shall not request that the Company register the transfer (book entry or otherwise) of any of the Stockholder Shares if such transfer is not permitted by this Support Agreement.

8.	Damages; Remedies. The Stockholder hereby agrees and acknowledges that (i) Parent and Company shall each would be irreparably injured in the event of a breach by the Stockholder of its obligations under this Support Agreement, (ii) monetary damages would not be an adequate remedy for such breach, and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach or threatened breach, without the need to post a bond or other collateral security.

9.	Transfer Restrictions. Hereafter unto the earlier to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Section 9.1 thereof, the Stockholder agrees that it shall not sell, assign or otherwise transfer any of the Stockholder Shares except in accordance with the Merger Agreement; provided, however, that nothing herein shall prohibit a transfer to (i) an Affiliate of the Stockholder, (ii) if the undersigned is not a natural person, to its managers, partners, members or other or direct or indirect equity holders or to any of its other Affiliates or any subsidiary, employee, officer, director, investment fund controlled or managed by the undersigned or its Affiliates, or commonly controlled or managed investment fund, (iii) to the immediate family members (including spouses, significant others, lineal descendants, brothers and sisters) of the undersigned, (iv) to a family trust, foundation or partnership established for the exclusive benefit of the undersigned, its equity holders or any of their respective immediate family members, or (v) to a charitable foundation controlled by the undersigned, its Affiliates, partners, members or other direct or indirect equityholders or any of their respective immediate family; provided, further, that any transfer shall be permitted only if, as a precondition to such transfer, the transferee agrees to execute a joinder to this Support Agreement in connection with such transfer.

10.	During the period commencing on the date hereof and ending on the earlier to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Section 9.1 thereof, in the event that, (a) any shares of Company Capital Stock or other equity securities of Company are issued to the Stockholder after the date of this Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Company securities owned by the Stockholder, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Capital Stock or other equity securities of Company after the date of this Support Agreement, or (c) the Stockholder acquires the right to vote or share in the voting of any Company Capital Stock or other equity securities of Company after the date of this Support Agreement (such Company Capital Stock or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Stockholder Shares as of the date hereof.

11.	Consent to Disclosure. The Stockholder hereby consents to the publication and disclosure in the Form S-4 and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Parent or the Company to any Governmental Authority or to securityholders of the Parent) of such Stockholder’s identity and beneficial ownership of Stockholder Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Parent or the Company, a copy of this Agreement. The Stockholder will promptly provide any information reasonably requested by the Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

12.	Entire Agreement; Amendment. This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13.	Assignment. No party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Support Agreement shall be binding on the Stockholder and its successors, heirs, personal representatives and assigns and permitted transferees.

14.	Counterparts. This Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

15.	Severability. This Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

16.	Governing Law; Jurisdiction; Jury Trial Waiver. This Support Agreement, and all claims or causes of action based upon, arising out of, or related to this Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Proceeding based upon, arising out of or related to this Support Agreement or the transactions contemplated hereby shall be brought in the federal or state courts located in of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 15. The prevailing party in any such Proceeding (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, incurred with respect to such Proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.	Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.1 of the Merger Agreement to the applicable party, with respect to the Parent, at the address set forth in Section 11.1 of the Merger Agreement, and, with respect to Stockholder, at the address set forth on Stockholder’s signature page.

18.	Termination. This Support Agreement and the obligations of the Stockholder under this Agreement shall automatically terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with Section 9.1 thereof; and (iii) the mutual agreement of the Company and the Stockholder. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

19.	Stockholder Representations: The Stockholder represents and warrants to Parent and Company, as of the date hereof and as of the Closing Date, that:

a.	it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

b.	it has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

c.	it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s corporate, partnership, or limited liability company powers and have been duly authorized by all necessary corporate, partnership, or limited liability company actions on the part of the Stockholder;

d.	this Support Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

e.	the execution and delivery of this Support Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Stockholder, or (ii) require the Stockholder to obtain any consent or approval from any third party that has not been given, in each case, to the extent that the failure to obtain such consent or approval would prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement;

f.	there are no Proceedings pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement;

g.	the Stockholder has had the opportunity to read the Merger Agreement and this Support Agreement and has had the opportunity to consult with tax and legal advisors of its own choosing;

h.	the Stockholder has not entered into, and shall not enter into, any agreement that would prevent the Stockholder from performing any of its obligations hereunder;

i.	the Stockholder has good title to the Stockholder Shares, free and clear of any Liens, and the Stockholder has the sole power to vote or cause to be voted such Stockholder Shares; and

j.	the Stockholder Shares identified on the signature page of this Support Agreement are the only voting securities of the Company owned of record or beneficially owned by the Stockholder as of the date hereof, and none of such Stockholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Stockholder Shares that is inconsistent with the Stockholder’s obligations pursuant to this Support Agreement.

20.	No Solicitation. During the period from the date hereof and continuing until the earlier of the termination of the Merger Agreement and the Closing, the Stockholder shall not, and shall not cause or direct any of its controlled Affiliates or controlled representatives to, directly or indirectly, (i) solicit, initiate, seek, or take any other action to facilitate or knowingly encourage the making of, submission or announcement of any proposal that constitutes, or would reasonably be expected to lead to, a Competing Proposal (as defined below), (ii) enter into, maintain, continue or participate in, any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, a Competing Proposal, (iii) agree to, approve, endorse, recommend or consummate any Competing Proposal, (iv) enter into, or propose to enter into, any competing Transaction Agreement, or (v) resolve, propose or agree, or authorize or permit any representative to do any of the foregoing. The Stockholder shall, and shall direct its controlled representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Competing Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms relating to a Competing Proposal previously granted to such person.

For purposes of this Section 19, “Competing Proposal” means any inquiry, proposal or offer from any Person (other than Parent or its Affiliates) relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Transactions), (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries pursuant to which any Person or the equityholders of any Person would own fifty percent (50%) or more of any class of equity securities of the Company or of any resulting parent company of the Company; (ii) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than fifty percent (50%) of the total revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole (other than sales of inventory and dispositions of non-material assets or licenses, in each case, in the ordinary course of the Company’s business); (iii) any sale, exchange, transfer or other disposition of more than fifty percent (50%) of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than fifty percent (50%) of any class of equity securities of the Company; or (v) any combination of the foregoing.

21.	[Reserved].

22.	Adjustment for Stock Split. If, and as often as, there are any changes in the Company or the Stockholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Stockholder, the Company, and the Stockholder Shares as so changed.

23.	Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing in the space below and returning this letter agreement to us.

Sincerely,

By:
Name:
Title:

Address for notice:

STOCKHOLDER SHARES

Shares of Company Common Stock:__________________________

Shares of Company Series A Preferred Stock:__________________________

Shares of Company Series B Preferred Stock:__________________________

Signature Page to

Company Stockholder Support Agreement

Accepted and Agreed:

EQRX, INC.

By:
Name:
Title:

CM LIFE SCIENCES III INC.

By:
Name:
Title:

Signature Page to

Company Stockholder Support Agreement

EXHIBIT A

Company Financing Agreements and Affiliate Agreement

1.	The Amended and Restated Investors’ Rights Agreement, dated as of November 2, 2020, as amended on November 18, 2020, by and between the Company and the investors listed on Schedule A thereto.

2.	The Amended and Restated Voting Agreement, dated as of November 2, 2020, as amended on November 18, 2020, by and between the Company and the individuals and entities listed on Schedule A and Schedule B thereto.

3.	The Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 2, 2020, as amended on November 18, 2020, by and between the Company and the individuals and entities listed on Schedule A and Schedule B thereto.

4.	Management Rights Letter, dated October 2, 2019, by and between Company and AH Bio Fund II, L.P.

5.	Management Rights Letter, dated October 2, 2019, by and between Company and Section 32 Fund 2, LP.

6.	Publicity Letter, dated October 2, 2019, by and between Company and Section 32 Fund 2, LP.

7.	Letter Agreement, dated October 2, 2019, by and between Company and GV 2019, L.P.

8.	Management Rights Letter, dated January 10, 2020, by and between Company and AH Bio Fund II, L.P.

9.	Management Rights Letter, dated September 15, 2020, by and between Company and AH Bio Fund III, L.P.

10.	Management Rights Letter, dated January 10, 2020, by and between Company and ARCH Venture Fund X, L.P. and ARCH Venture Fund X Overage, L.P.

11.	Management Rights Letter, dated January 10, 2020, by and between Company and Intermountain Ventures Fund, LLC.

12.	Letter Agreement, dated June 18, 2020, by and between Company and UnitedHealth Group Ventures, LLC.

13.	Letter Agreement, dated January 10, 2020, by and between Company and Harvard Management Private Equity Corporation.

14.	Side Letter Agreement, dated January 28, 2021, by and between Company and Multistate Investment Services, Inc., an affiliate of Horizon Healthcare Services, Inc., (dba Horizon Blue Cross Blue Shield of New Jersey).

15.	Side Letter Agreement, dated February 2, 2021, by and between Company and Lake Holdings RSC Limited.

16.	Side Letter Agreement, dated December 17, 2020, by and between Company and Bain Capital Life Sciences Fund II, L.P. and BCIP Life Sciences Associates, LP.

17.	Side Letter Agreement, dated December 17, 2020, by and between Company and Ziff Capital Healthcare Ventures-EQ, LLC.

18.	Management Rights Letter, dated December 1, 2020, by and between Company and Hasham Traders.

19.	Letter Agreement, dated November 18, 2020, by and between Company and the Fidelity Purchasers (as defined in the Letter Agreement).

20.	Management Rights Letter, dated November 2, 2020, by and between Company and Series 32 Fund 3, LP.

21.	Publicity Letter, dated November 2, 2020, by and between Company and Series 32 Fund 3, LP.

22.	Investment Letter, dated November 2, 2020, by and between Company and Emerson Collective Investments, LLC.

23.	Letter Agreement, dated November 2, 2020, by and between Company and Harvard Management Private Equity Corporation.

24.	Management Rights Letter, dated November 2, 2020, by and between Company and Andreessen Horowitz LSV Fund I, L.P., for itself and as nominee for Andreessen Horowitz LSV Fund I-B, L.P. and Andreessen Horowitz LSV Fund I-Q, L.P.

25.	Side Letter, dated January 11, 2021, by and between Company and Exor Seeds, L.P.